UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2007

GOFISH CORPORATION
(f/k/a/ Unibio Inc.)

(Exact name of registrant as specified in its charter)

333-131651

(Commission File Number)

Nevada	20-2471683
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

500 Third Street, Suite 260, San Francisco, California 94107

(Address of principal executive offices, with zip code)

(415) 738-8705

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

GoFish Corporation (the “Company”), BM Acquisition Corp. Inc. (the “Merger Subsidiary”), Bolt, Inc. (a/k/a Bolt Media Inc.) (“Bolt”) and John Davis entered into a First Amendment to Merger Agreement dated as of March 29, 2007 (the “First Amendment”). The First Amendment amends the Agreement and Plan of Merger between such parties dated as of February 11, 2007 (the “Merger Agreement”) pursuant to which Bolt will merge with and into the Merger Subsidiary, with the Merger Subsidiary remaining as the surviving corporation and a wholly-owned subsidiary of GoFish (the “Merger”).

The Amendment amends the Merger Agreement by providing as follows: (i) certain expenses relating to the Merger in the amount of $200,000 previously incurred by Bolt shall be paid by GoFish prior to the closing of the Merger, provided that such payment shall be reimbursed to GoFish if the Merger is not consummated; (ii) the parties agreed that the previously disclosed civil and criminal complaints filed against Louis W. Zehil shall not be deemed to have caused a Material Adverse Effect (as defined in the Merger Agreement) with respect to GoFish; (iii) the date on which (a) Bolt may terminate the Merger Agreement if the closing of the Merger has not occurred and (b) GoFish may terminate the Merger Agreement if certain closing conditions have not been met by Bolt, was changed from April 29, 2007 to May 31, 2007, and (iv) if the Merger Agreement is terminated by Bolt because the closing of the Merger has not occurred by May 31, 2007, GoFish will pay Bolt certain costs to settle the Record Label Litigation (as defined in the Merger Agreement) to the extent such costs are incurred by Bolt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOFISH CORPORATION

Dated: April 4, 2007	By:	/s/ Tabreez Verjee
Name: Tabreez Verjee
Title: President